Exhibit 10.30

MATSON, INC. DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1

WHEREAS, Matson, Inc. (the “Company”) desires to amend the Matson, Inc. Deferred Compensation Plan, as amended and restated effective February 28, 2013, as described below;

WHEREAS, the Company has the authority to amend the Plan pursuant to Article XIII of the Plan;

WHEREAS, the Committee desires to amend the Plan to limit participation in the Deferred Compensation Plan to those employees employed at grade level 38 or higher who are selected to participate in the Matson, Inc. Cash Incentive Plan; and

WHEREAS, the Committee also desires to amend the definition of “Fair Market Value” and the valuation method for deferred cash amounts.

NOW, THEREFORE, the Plan is amended, effective as of January 1, 2020, as follows:

1.Article I of the Plan is hereby amended and restated to read as follows:

I. PURPOSE.  Pursuant to a corporate reorganization, Alexander & Baldwin, Inc. became a wholly-owned subsidiary of Alexander & Baldwin Holdings, Inc. ("Holdings") and Holdings assumed all the liabilities under the Alexander & Baldwin, Inc. Deferred Compensation Plan. On the Distribution Date (as defined below), Holdings effected a spin-off distribution of its wholly-owned subsidiary A & B II, Inc., renamed Alexander & Baldwin, Inc. ("New A&B") by distributing all of Holdings outstanding common stock in New A&B to Holdings shareholders (the "New A&B Distribution"); Holdings was renamed Matson, Inc. (the "Company") and New A&B assumed that portion of the liabilities under the Plan attributable to "New A&B Participants" (as defined in the Employee Matters Agreement by and between the Company and New A&B dated as of June 8, 2012). As plan sponsor, Holdings adopted the amended, renamed and restated Matson, Inc. Deferred Compensation Plan effective as of the Distribution Date to provide a select group of management or highly compensated employees with the opportunity to defer payment of awards under the Bonus Plan for a period extending until retirement or other termination of employment or until the expiration of the specific term (at least one full year in duration) elected by the participant. The Company hereby amends and restates the Plan effective as of February 28, 2013 (the "Effective Date") and hereby clarifies that participation in the Plan is limited to participants in the Company’s Bonus Plan who are employed at grade level 38 (or equivalent) or higher.

The Plan is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 197 4 ("ERISA") pursuant to Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2.The definition of “Fair Market Value” in Article II of the Plan is hereby amended and restated to read as follows:

Fair Market Value shall, with respect to the per share valuation of Common Stock on any relevant date, be the closing selling price per share of Common Stock at the close of regular hours of trading (i.e., before after hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Plan Administrator in good faith and in a manner that complies with Sections 409A and 422 of the Code.

3.The first paragraph of Article IV of the Plan is hereby amended and restated to read as follows:

IV. DEFERRAL ELECTION. An individual selected for participation in the Bonus Plan who is employed at grade level 38 (or equivalent) or higher may elect to defer, for the period of time described below ("Deferral Period"), all or part of his/her award(s) under the Bonus Plan. Any such election ("Deferral Election") must be made in accordance with the following provisions:

4.Paragraph 1 of Article VI of the Plan is hereby amended and restated to read as follows:

1.Cash Balance. The deferred portion of any award valued in cash shall be credited with interest, compound annually, for each calendar year falling in whole or in part within the Deferral Period. To the extent a participant elects to be paid out in installments, following the Deferral Period, the unpaid portion of the deferred award shall continue to be credited with interest, compound annually, for each calendar year falling in whole or in part within the installment period. Interest shall be at a per annum rate equal to the New York Reserve Bank discount rate in effect as of January 15 of each calendar year within the Deferral Period plus 1%.

[Signature page follows.]

IN WITNESS WHEREOF, Matson, Inc. has caused this Amendment No. 1 to be executed on its behalf by a duly authorized officer effective as of January 1, 2020.

By:
Name:	Jason Taylor
Title:	Vice President Human Resources